UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2015

WISDOM HOMES OF AMERICA, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51225	43-2041643
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 North Northeast Loop 323 Tyler, TX 75708 (Address of principal executive offices) (zip code)

(800) 727-1024 (Registrant's telephone number, including area code)

_______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On November 16, 2015, upon the filing of a Certificate of Designation of the Rights, Privileges, and Preferences of Series A Convertible Preferred Stock with the State of Nevada, we issued 10,000,000 shares of Series A Convertible Preferred Stock to James Pakulis, our sole officer and director, in exchange for the cancellation of accrued compensation in the amount of $13,000. Each share of Series A Convertible Preferred Stock is has 100 votes and is convertible into one share of our common stock. Further, we cannot effect a sale of all or substantially all of our assets, or a transaction that will result in a change of control, without the consent of a majority of the holders of the Series A Convertible Preferred Stock. The issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, the shareholder was accredited and familiar with our operations, and there was no solicitation in connection with the offering.

Item 3.03 Material Modification to Rights of Security Holders.

On November 16, 2015, upon the filing of a Certificate of Designation of the Rights, Privileges, and Preferences of Series A Convertible Preferred Stock with the State of Nevada, we created a class of preferred stock consisting of 10,000,000 shares and designated as the Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is has 100 votes and is convertible into one share of our common stock. Further, we cannot effect a sale of all or substantially all of our assets, or a transaction that will result in a change of control, without the consent of a majority of the holders of the Series A Convertible Preferred Stock.

Section 5 – Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

On November 16, 2015, upon the filing of a Certificate of Designation of the Rights, Privileges, and Preferences of Series A Convertible Preferred Stock with the State of Nevada, we issued 10,000,000 shares of Series A Convertible Preferred Stock to James Pakulis, our sole officer and director, in exchange for the cancellation of accrued compensation in the amount of $13,000. Each share of Series A Convertible Preferred Stock is has 100 votes and is convertible into one share of our common stock. Further, we cannot effect a sale of all or substantially all of our assets, or a transaction that will result in a change of control, without the consent of a majority of the holders of the Series A Convertible Preferred Stock. The shares of Series A Convertible Preferred Stock have a collective 1 billion votes which, when compared to the 900 million shares of authorized common stock, represents 52.6% of our fully-diluted voting control.

2

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 16, 2015, upon the filing of a Certificate of Designation of the Rights, Privileges, and Preferences of Series A Convertible Preferred Stock with the State of Nevada, we created a class of preferred stock consisting of 10,000,000 shares and designated as the Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is has 100 votes and is convertible into one share of our common stock. Further, we cannot effect a sale of all or substantially all of our assets, or a transaction that will result in a change of control, without the consent of a majority of the holders of the Series A Convertible Preferred Stock.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4.1	Certificate of Designation of the Rights, Privileges, and Preferences of the Series A Convertible Preferred Stock.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wisdom Homes of America, Inc.

Dated: November 19, 2015	By:	/s/ James Pakulis
James Pakulis
	Its:	President and Chief Executive Officer

4